FOR IMMEDIATE RELEASE

Contact:            Francesca Marraro (media relations)      Laura Jo Snyder-Cruz (investor relations)                                   (212) 857-5442                                      (212) 857-5423

fmarraro@hmsy.com	ir@hmsy.com

HMS Holdings Corp. Announces 2006 Results

NEW YORK, February 28, 2007 — HMS Holdings Corp. (Nasdaq: HMSY) announced results today for the fourth quarter and year ended December 31, 2006, reporting revenue of $33.6 million for the fourth quarter, an increase of $16.4 million or 95.2% from the $17.2 million reported for the fourth quarter of the prior year. HMSY reported net income of $1.9 million or $0.07 per diluted common share for the fourth quarter of 2006, compared to net income of $2.7 million or $0.12 per diluted common share during the fourth quarter of the prior year. Expenses in the fourth quarter of 2006 included approximately $3.6 million of acquisition-related amortization and reflect an income tax provision of $1.5 million versus a provision of $0.2 million in the prior year period as the prior year’s provision was reduced by available valuation allowances.

For the full year 2006, the Company reported revenue of $87.9 million, a 46.5% increase over 2005 revenue of $60.0 million. Also for the full year, the Company reported income from continuing operations of $4.9 million or $0.21 per diluted common share, versus income from continuing operations of $8.3 million or $0.37 per diluted common share in the prior year. The Company reported net income of $5.3 million or $0.22 per diluted common share, versus net income of $8.0 million or $0.36 per diluted common share in the prior year. Expenses in 2006 included approximately $6.4 million of acquisition-related amortization and reflect an income tax provision of $3.6 million versus a provision of $0.5 million in the prior year period as the prior year’s provision was reduced by available valuation allowances.

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and share based compensation expense (adjusted EBITDA) were $9.2 million for the quarter ended December 31, 2006, an increase of 205% over the fourth quarter of 2005. For the year ended December 31, 2006, adjusted EBITDA was $19.6 million, an increase of 104% over the year ended December 31, 2005.

Reconciliation of net income to EBITDA and adjusted EBITDA:	Three Months Ended Dec. 31		Year Ended Dec. 31
	2006	2005	2006	2005
Net income	$ 1,865	$ 2,689	$ 5,325	$ 8,027
Interest expense (income)	535	(462)	(672)	(1,238)
Income taxes	1,475	177	3,588	465
Depreciation and amortization	4,637	596	9,657	2,320
Earnings before interest, taxes, depreciation and amortization (EBITDA)	8,512	3,000	17,898	9,574
Share based compensation expense	639	-	1,674	-
Adjusted EBITDA	$ 9,151	$ 3,000	$ 19,572	$ 9,574

Revenue from Health Management Systems, Inc. (HMS), our subsidiary that provides cost containment and coordination of benefits services to state Medicaid agencies, was $30.7 million for the fourth quarter of 2006 compared to $14.8 million for the fourth quarter of the prior year. This 108% growth includes $12.9 million of revenue from Benefit Solutions Practice Area (BSPA) contracts assigned to HMS in connection with the acquisition of BSPA in September 2006. For the full year 2006, revenue from HMS was $77.3 million, a 49.9% increase over the prior year HMS revenue of $51.6 million. This growth includes $16.8 million of revenue from BSPA contracts and increased revenue of $6.1 million from managed care clients. Revenue from Reimbursement Services Group Inc. (RSG), the subsidiary that provides Medicare cost reporting services, was $2.2 million for the fourth quarter of 2006 compared to $1.8 million for the fourth quarter of the prior year period. For the full year 2006, revenue from RSG was $7.9 million, a 5.1% increase over the prior year RSG revenue of $7.5 million.

For the full year 2007, the Company anticipates that consolidated revenue will increase to approximately $134 million from $87.9 million in 2006 (which included only four months of BSPA revenue) and that adjusted EBITDA will increase to approximately $34 million from approximately $19.6 million in 2006. The Company has not provided estimates of future net income due to uncertainties including future interest rates, effective future tax rates, share compensation and the weighted average shares computation. As we have noted in the past, the project nature of the Company’s business can result in an uneven revenue stream and thus expectations for 2007 are based on an annual comparison to 2006 and are not necessarily applicable on a sequential or year-over-year quarterly basis.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for share based compensation expense. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between HMSY and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. In addition, because of the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense from EBITDA enhances the ability of management and investors to compare our core operating results over multiple periods with those of other companies. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

HMSY will be hosting its 2006 year end results conference call with the investment community on Thursday, March 1, 2007 at 10:00 A.M. Eastern Time. The conference call will include listen-only capability for individual investors and interested parties. The conference call number is (877) 272-8639, Conference ID # 8739521. A slide presentation will accompany the conference call and may be accessed through our website at www.hmsholdings.com. Please select “Investors,” then “Quarterly Results,” and click on the link to the webcast. The conference call will be available for replay at (212) 857-5423 until March 24, 2007. This press release and the included earnings statements will be available at www.hmsholdings.com indefinitely.

The HMS Holdings Corp. Form 10-K for the year ended December 31, 2006 will be filed and available on our website www.hmsholdings.com on or about March 9, 2007, and will contain additional information about our results of operations for the fiscal year to date. This press release and the financial statements herein will be available at www.hmsholdings.com for at least a 12-month period. Shareholders and interested investors are also welcome to contact us through our Investor Relations phone number, 212-857-5423. Following the filing of the Form 10-K, corporate executives will be available to respond to inquiries from shareholders and interested investors.

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HMS Holdings Corp. provides cost containment, coordination of benefits and cost reporting services to healthcare payors and providers. We help our clients increase revenue and reduce operating and administrative costs.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of HMSY, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to (i) the information being of a preliminary nature and therefore subject to further adjustment; (ii) the uncertainties of litigation; (iii) HMSY’s dependence on significant customers; (iv) changing conditions in the healthcare industry which could simplify the reimbursement process and adversely affect HMSY’s business; (v) government regulatory and political pressures which could reduce the rate of growth of healthcare expenditures and/or discourage the assertion of claims for reimbursement against and delay the ultimate receipt of payment from third party payors; (vi) competitive actions by other companies, including the development by competitors of new or superior services or products or the entry into the market of new competitors; (vii) all the risks inherent in the development, introduction, and implementation of new products and services; and (viii) other risk factors described from time to time in HMSY’s filings with the SEC, including HMSY’s Form 10-K for the year ended December 31, 2005. HMSY assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. When/if used in this release, the words “focus”, "believe”, “confident”, “anticipate”, “expected”, “strong”, “potential”, and similar expressions are intended to identify forward-looking statements, and the above described risks inherent therein.

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Consolidated Statements of Income

(In Thousands, Except Per Share Amounts)

(unaudited)

	Three months ended Dec 31,		Year ended Dec 31
	2006	2005	2006	2005
Revenue	$ 33,621	$ 17,228	$ 87,940	$ 60,024

Cost of services:
Compensation	13,609	7,847	38,547	26,945
Data processing	2,031	1,418	6,812	4,793
Occupancy	2,155	1,323	6,322	4,670
Direct project costs	5,624	2,609	13,849	9,796
Other operating costs	2,733	1,626	8,165	6,244
Amortization of acquisition related intangibles	3,594	-	6,420	-

Total cost of services	29,746	14,823	80,115	52,448

Operating income	3,875	2,405	7,825	7,576

Interest expense	(657)	-	(955)	-
Net interest income	122	461	1,627	1,238
Income from continuing operations before income taxes	3,340	2,866	8,497	8,814
Income taxes	1,475	177	3,588	465

Income from continuing operations	1,865	2,689	4,909	8,349

Discontinued operations:
Income from operations	-	-	416	839
Loss on sale of discontinued operations	-	-	-	(1,161)
Income (loss) from discontinued operations	-	-	416	(322)

Net income	$ 1,865	$ 2,689	$ 5,325	$ 8,027

Basic income per share data:
Income per share from continuing operations	$ 0.08	$ 0.13	$ 0.23	$ 0.42
Income (loss) per share from discontinued operations	-	-	0.02	(0.02)

Net income per basic share	$ 0.08	$ 0.13	$ 0.25	$ 0.40

Weighted average common shares outstanding, basic	23,259	20,146	21,731	19,865

Diluted income per share data:
Income per share from continuing operations	$ 0.07	$ 0.12	$ 0.21	$ 0.37
Income (loss) per share from discontinued operations	-	-	0.01	(0.01)

Net income per diluted share	$ 0.07	$ 0.12	$ 0.22	$ 0.36

Weighted average common shares outstanding, diluted	25,470	22,487	23,859	22,287

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

(unaudited)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$ 12,527	$ 3,641
Short-term investments	-	37,500
Accounts receivable, net	30,930	19,030
Prepaid expenses and other current assets	5,352	5,699
Total current assets	48,809	65,870

Property and equipment, net	9,924	7,534
Goodwill, net	65,242	2,382
Deferred income taxes, net	3,860	6,398
Intangible assets, net	28,440	-
Other assets	968	5,417

Total assets	$ 157,243	$ 87,601

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$ 14,285	$ 12,315
Amounts due to PCG, Inc.	1,385	-
Current portion of long-term debt	7,875	-
Total current liabilities	23,545	12,315

Long-term liabilities:
Long-term debt	23,625	-
Other liabilities	3,166	2,517
Total long-term liabilities	26,791	2,517

Total liabilities	50,336	14,832

Commitments and contingencies

Shareholders’ Equity:
Preferred stock - $.01 par value;	-	-
5,000,000 shares authorized; none issued
Common Stock - $.01 par value;
45,000,000 shares authorized;
25,027,865 shares issued and 23,365,019 shares
outstanding at December 31, 2006;
21,874,579 shares issued and 20,211,733 shares
outstanding at December 31, 2005;	250	219
Capital in excess of par value	110,876	81,681
Retained earnings	5,231	266
Treasury stock, at cost; 1,662,846 shares at September 30, 2006 and December 31, 2005	(9,397)	(9,397)
Other comprehensive loss	(53)	-

Total shareholders’ equity	106,907	72,769

Total liabilities and shareholders’ equity	$ 157,243	$ 87,601

Consolidated Statements of Cash Flows

(in Thousands)

(unaudited)

Year ended December 31,

	2006	2005

Operating activities:
Net income	$ 5,325	$ 8,027
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(416)	322
Loss on disposal of fixed assets	29	-
Depreciation and amortization	9,713	2,319
Stock compensation expense	1,674	-
Changes in assets and liabilities, net of BSPA acquisition:
Increase in accounts receivable	(2,105)	(5,486)
Increase in prepaid expenses and other current assets	(213)	(338)
Decrease in deferred tax asset	3,163	-
Decrease (increase) in other assets	12	(7)
Increase in accounts payable, accrued expenses and other liabilities	337	2,232

Net cash provided by operating activities	17,519	7,069

Investing activities:
Purchases of short-term investments	(59,450)	(72,350)
Sales of short-term investments	96,950	57,350
Note receivable	5,360	-
Proceeds from sale of Accordis Inc. subsidiary	-	2,000
Purchases of property and equipment	(3,334)	(5,040)
Cash paid for acquisition of BSPA	(81,150)	-
Investment in software	(1,131)	(630)

Net cash used in investing activities	(42,755)	(18,670)

Financing activities:
Proceeds from exercise of stock options	2,867	2,997
Purchases of treasury stock	-	(109)
Proceeds from long-term debt	40,000	-
Repayment of long-term debt	(8,500)	-
Disqualifying dispositions	275	-
Deferred financing costs	(936)	-

Net cash provided by financing activities	33,706	2,888

Net increase (decrease) in cash and cash equivalents	8,470	(8,713)

Cash provided by discontinued operations
Cash provided by operating activities	416	3,385
Cash used in investing activities	-	(227)
Net cash provided by discontinued operations	416	3,158

Cash and cash equivalents at beginning of period	3,641	9,196

Cash and cash equivalents at end of period	$ 12,527	$ 3,641

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ 404	$ 360
Cash paid for interest	$ 831	$ -

Supplemental disclosure of noncash investing activities:

Note receivable from the sale of Accordis	$ -	$ 5,542
Common stock issued in connection with the BSPA acquisition	$ 24,410	$ -